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                                                                    Exhibit 5


                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]


                                                      File No.:  50024.1


                                 October 8, 1997


Datastream Systems, Inc.
50 Datastream Plaza
Greenville, South Carolina  29605

      Re:  Datastream Systems, Inc.
           Registration Statement on Form S-8

Ladies and Gentlemen:

      We have served as counsel for Datastream Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of 500,000 shares (the "Shares") of the Company's authorized common stock, $.01 par value per share, under the Datastream Systems, Inc. 1995 Stock Option Plan (as Amended and Restated through May 7, 1997, the "Plan").

      We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Shares subject to the Plan, as appropriate, as we have deemed necessary and advisable.

      Based upon the foregoing and having regard for such legal considerations as we deem relevant, it is our opinion that the 500,000 Shares subject to the Plan will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

      We do hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Hunton & Williams

                                    Hunton & Williams